UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 17, 2014

UGI Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Pennsylvania	1-11071	23-2668356
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

460 No.Gulph Road, King of Prussia, Pennsylvania		19406
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	610 337-1000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 17, 2014, UGI International Enterprises, Inc. (the "Company"), an indirect wholly owned subsidiary of UGI Corporation (the "Registrant"), entered into a Senior Secured Bridge Facility Agreement (the "Bridge Facility Agreement"), by and among the Company, as borrower, Credit Suisse AG, London Branch, Bank of America Merrill Lynch International Limited and Natixis, New York Branch, as mandated lead arrangers, and Credit Suisse AG, Cayman Island Branch, as agent and security agent. The Bridge Facility Agreement provides for a €300 million senior secured bridge term loan facility (the "Bridge Facility"). The Company entered the Bridge Facility Agreement to provide an additional source of financing, if necessary, to fund a portion of the previously announced proposed acquisition by the Company's indirect wholly-owned French subsidiary, UGI Bordeaux Holding, of Total's liquefied petroleum gas (LPG) distribution business in France (the "Acquisition").

The availability of the Bridge Facility, which has not yet been drawn, is subject to the Company’s compliance with the terms and conditions precedent as set forth in the Bridge Facility Agreement, including, among others, the substantially concurrent consummation of the Acquisition. The date on which the Acquisition is completed with the loans under the Bridge Facility is the "Closing Date." Any loans under the Bridge Facility Agreement will mature on the date that is one year following the Closing Date (the "Initial Maturity Date"). If any loan under the Bridge Facility Agreement has not been previously repaid in full on or prior to the Initial Maturity Date, subject to specified conditions, such loan will be converted into a term loan (a "Term Loan") maturing on the seventh anniversary of the Closing Date. Holders of the Term Loans may elect, subject to specified conditions, to receive notes ("Exchange Notes") issued pursuant to an indenture in exchange for Term Loans at any time, or from time to time, on or after the Initial Maturity Date. Any Exchange Notes issued will have a principal amount equal to the principal amount of the Term Loan for which it is exchanged and will bear interest at a rate equal to the interest rate on the Term Loan at the time of exchange.

Prior to the Initial Maturity Date, the loans under the Bridge Facility Agreement will initially accrue interest at a rate per annum equal to EURIBOR plus 4.00%. If the loans under the Bridge Facility Agreement are not repaid in full within three months following the Closing Date, the rate will increase by 0.50% from and including the last day of such three-month period and will increase by an additional 0.50% from and including the last day of each subsequent three-month period thereafter. Interest on the loans under the Bridge Facility Agreement will be no greater than (1) 6.50% (or 6.75% six months after July 2, 2014), if high yield notes issued or to be issued by the Company or one of its affiliates or related companies have been rated by Moody’s and such rating is Ba3 or higher (with a stable outlook or better) and by Fitch and such rating is BB- or higher (with a stable outlook or better) or (2) 8.00% (or 8.5% six months after July 2, 2014), if the ratings thresholds referred to in (1) above have not been met.

The Bridge Facility will be secured on a first-priority basis by certain assets of the Company's subsidiaries and will be guaranteed on a senior unsecured basis by the Registrant pursuant to a separate guarantee dated as of October 17, 2014. Subject to certain exceptions, mandatory prepayments of loans outstanding under the Bridge Facility will be required from 100% of the net cash proceeds arising from certain asset sales, equity issuances and debt issuances by the Company or its subsidiaries, as set forth in the Bridge Facility Agreement.

The Company is also subject to certain customary affirmative covenants under the Bridge Facility Agreement, including certain reporting requirements. The Bridge Facility Agreement also contains a number of covenants that, among other things, limit the Company’s and its restricted subsidiaries’ ability to incur or assume additional indebtedness, pay dividends or redeem shares, make loans or other investments, sell assets, create liens on assets, enter into sale and leaseback transactions, enter into transactions with affiliates, impair security interests in the collateral and consolidate, merge or transfer all or substantially all of the assets of the Company and its restricted subsidiaries.

The obligation of the Company to pay amounts outstanding under the Bridge Facility may be accelerated upon the occurrence of certain customary events of default, including, among others, the Company’s failure to pay the principal of, or interest on, borrowings under the Bridge Facility, any representation of the Company in the Bridge Facility Agreement proving to be incorrect or misleading, the Company’s breach of any of its covenants contained in the Bridge Facility Agreement and the bankruptcy or insolvency of the Company or the Registrant.

The lenders under the Bridge Facility, or their affiliates, have in the past, and may in the future, provide the Company, the Registrant and their respective affiliates with commercial banking, investment banking, advisory or other financial services for which they have received, and in the future may receive, customary compensation.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 above and incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UGI Corporation

October 23, 2014	By:	/s/ Kirk R. Oliver

Name: Kirk R. Oliver
Title: Chief Financial Officer